SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT:  MARCH  13, 2012

DATE OF EARLIEST EVENT REPORTED: May 5, 2011

KENILWORTH SYSTEMS CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

NEW YORK	0-08962	84-1641415
(STATE OR OTHER	(COMMISSION FILE NO.)	(IRS EMPLOYER
JURISDICTION OF		IDENTIFICATION
INCORPORATION)		NUMBER)

626 RexCorp Plaza, Uniondale, NY	11556
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)	(ZIP CODE)

(516) 741-1352

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7. REGULATION FD

ITEM 7.01  REGULATION FD DISCLOSURE

Reverse Stock Split

On May 5, 2011, the Board of Directors of Kenilworth Systems Corporation, a New York corporation (the “Corporation”) pursuant to unanimous written consent resolutions authorized and approved a reverse stock split of one for one thousand (1:1000) of the Corporation’s total issued and outstanding shares of common stock (the “Reverse Stock Split”). On May 26, 2011, certain shareholders holding in the aggregate a majority of the voting rights of the Corporation pursuant to written consent resolutions authorized and approved the Reverse Stock Split. The Reverse Stock Split was effectuated based on market conditions and upon a determination by the Corporation’s Board of Directors that the Reverse Stock Split was in our best interests and those of the shareholders. Certain factors were discussed among the members of the Board of Directors concerning the need for the Reverse Stock Split, including: (i) current trading price of the Corporation’s shares of common stock on the OTC Markets and potential to increase the marketability and liquidity of the Corporation’s  common stock; (ii) possible reluctance of brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold in their own portfolios; (iii) desire to meet future requirements of per-share price and net tangible assets and shareholders’ equity relating to admission for trading on other markets; and (iv) potential for future funding based upon discussions with investors.

The Reverse Stock Split will be effectuated on March 27, 2012 following the approval of the appropriate documentation by FINRA, which was received on March 27, 2012. The Reverse Stock Split decreased our total issued and outstanding shares of common stock from 779,992,597 to 774,993 shares of common stock. The shares of common stock will continue to be $0.01 par value.

The Corporation’s trading symbol on the OTC Markets will remain “KENS”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENILWORTH SYSTEMS CORPORATION

DATE: March 13, 2012	By:	/s/ Dan W. Snyder
Name: Dan W. Snyder
Title: Chairman/Chief Executive Officer